Exhibit 1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Momenta Pharmaceuticals, Inc.

EXECUTED as a sealed instrument this 14 day of February, 2005.

CHP II, L.P.

By:	CHP II Management LLC,
Its Sole General Partner

/s/ John J. Park
By:	John J. Park
Its:	Managing Member

CHP II MANAGEMENT LLC

/s/ John J. Park
By:	John J. Park
Its:	Managing Member

/s/ John K. Clarke
John K. Clarke

/s/ Brandon H. Hull
Brandon H. Hull

/s/ John J. Park
John J. Park

/s/ Lisa M. Skeete Tatum
Lisa M. Skeete Tatum